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          NORTHEAST PENNSYLVANIA FINANCIAL CORP. ANNOUNCES PRELIMINARY
     RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2003

HAZLETON, PA, OCTOBER 31, 2003 - NORTHEAST PENNSYLVANIA FINANCIAL CORP. (THE "COMPANY") (NASDAQ: NEPF), the holding company for First Federal Bank (the "Bank") today announced that it expects to report losses for its fourth quarter and fiscal year ended September 30, 2003. These losses are primarily related to:

      o A fourth quarter provision for loan losses of approximately $5.1 million due to increases in nonperforming commercial loans and deteriorating credit in the Bank's indirect automobile loan portfolio; and

      o Restructuring costs of $1.3 million related to previously announced management changes and the reorganization of various operational areas of the Bank.

     During the quarter, the Board of Directors initiated several management and operational changes including appointing two seasoned bank executives to lead the Company. Thomas Petro was appointed as President and CEO of the Bank and Company after the resignation of the former President/CEO in September 2003. Also, Jerry Holbrook was appointed Chief Financial Officer of the Bank and Company. The new management and the Board have initiated restructuring efforts which are expected to positively affect future results.

     The Bank projects that it will remain well capitalized as of September 30, 2003 under applicable bank regulatory guidelines. The Company is not in a position to release the final results of these actions since the results of the fourth quarter are being finalized, but anticipates announcing the results for the 2003 fiscal year shortly.

     As announced in August 2003, the Company restated its prior period earnings for the fiscal years from 1998 through 2002 and for the December 2002 and March 2003 quarters to reflect the correction of errors in the accounting for the indirect auto loan portfolio and the purchased mortgage and consumer portfolios. The anticipated results of such restatements were reflected in the Company's third quarter Form 10-Q for June 2003. During the fourth quarter ended September 2003, the Company identified additional adjustments to the previously disclosed restated amounts. These adjustments will also impact the quarter ended June 30, 2003. These plus previously announced adjustments total approximately $800,000 and $1.8 million for the fourth quarter and fiscal year ended September 30, 2002, respectively, and are expected to result in a reduction in earnings for these restated periods. The Company expects to submit an amended Form 10-K for the fiscal year ended September 30, 2002 and amended Form 10-Qs for the December 2002, March 2003 and June 2003 quarters as soon as practical. The Company anticipates including additional details regarding this matter when it releases its fiscal 2003 results of operations.




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     Northeast  Pennsylvania  Financial  Corp.  is the holding  company of First
Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and Northeast
Pennsylvania   Trust  Co.  The  Company,   through  its   subsidiaries,   serves
Northeastern and Central Pennsylvania through sixteen full service community office locations, three financial centers and a loan production office.

     Statements contained in this news release, which are not historical facts, are forward- looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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Contact:

Northeast Pennsylvania Financial Corp.
Thomas M. Petro, (570) 459-3732
Fax: (570) 459-3734